FOR IMMEDIATE RELEASE

ITLA CAPITAL CORPORATION REPORTS EARNINGS FOR THE THIRD
QUARTER ENDED SEPTEMBER 30, 2003

La Jolla, California (November 3, 2003) ----- ITLA Capital Corporation (NASDAQ-ITLA) today reported net income for the third quarter of 2003, primarily resulting from the operations of its wholly-owned subsidiaries, Imperial Capital Bank (Imperial or the Bank) and Imperial Capital Real Estate Investment Trust (the REIT) of $5.4 million or $.83 per diluted share compared to $5.2 million or $.80 per diluted share for the third quarter of 2002, an increase of 4.9 percent. President and Chief Executive Officer George W. Haligowski stated that: "We are pleased with the Company's performance during the third quarter. Our ability to react to changing market and economic conditions quickly has stemmed the decline in our loan portfolio experienced during the first six months of the year resulting in solid asset growth and earnings for the quarter."

Net interest income increased 7.4 percent to $20.0 million in the third quarter of 2003, compared to $18.6 million for the same period in 2002. The increase was due primarily to increased net interest income of the Bank partially offset by the decline in the net interest income of the REIT. The Bank's net interest income improved from the prior year primarily as a result of the increase in the average balance of loans outstanding and the decline in average cost of funds due to its interest bearing liabilities repricing to lower current market interest rates, while a significant portion of its loan portfolio is no longer subject to downward pricing adjustment due to interest rate floors. These increases were partially offset by a slight decline in the yield of the Bank's loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates. The net interest income of the REIT declined from the prior year as a result of the reduction in the average balance of its loan portfolio and a decline in the net interest spread due to its assets repricing to lower current market rates slightly faster than its liabilities.

The Bank's loan production was $279.6 million for the third quarter ended September 30, 2003 compared to $144.7 million for the same period last year. During the current quarter, the Bank originated and/or acquired $230.4 million of commercial real estate loans, $21.6 million of franchise loans and $27.6 million of film finance loans. The Bank's loan production for the same period last year consisted of $144.7 million of originated and/or acquired commercial real estate loans. Haligowski commented: "Our third quarter loan production is the highest level of internally generated originations in our 29 year history. It is a credit to our management team that we have been able to originate this volume of loans meeting our investment objectives in the current low interest rate environment."

The provision for loan losses was $750,000 for the third quarter of 2003 as compared to $2.7 million for the same period last year. The current period provision was recorded to provide for reserves adequate to absorb the known and inherent risks of loss in the loan portfolio. The prior year provision included specific reserves related to certain nonperforming loans and other loans of concern. Our initial portfolio assessment indicates no significant loss exposure due to the recent fires experienced in southern California.

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General and administrative expenses increased to $9.0 million in the current quarter compared to $6.5 million in the previous year. The increase was attributable to the acquisition of the Lewis Horwitz Organization, the development of Imperial Capital Express (the Bank's small balance commercial real estate lending platform), additions to the Bank's charter conversion. The Company's efficiency ratio (defined as recurring general and administrative expenses as a percentage of net revenue) was 43.2 percent in the third quarter of 2003 as compared to 34.9 percent for the same period in 2002. Haligowski commented: "We are pleased to see a return on our investments in infrastructure and product diversification as loan originations have increased by approximately 93.3 percent over last year and our loan production pipeline continues to show improvement."

Net income for the nine months ended September 30, 2003 increased to $23.9 million or $3.69 per diluted share, compared to $14.7 million or $2.29 per diluted share for the same period last year, an increase of 61.1 percent in earnings per diluted share. Net interest income increased 23.7 percent to $65.1 million for the nine months ended September 30, 2003, compared to $52.6 million for the same period last year. The increase was due primarily to increased net interest income of the Bank offset by the decline in the net interest income of the REIT. The Bank's net interest income improved from the prior year primarily as a result of the increase in the average balance of loans outstanding, increased interest income from cash and investment securities as a result of increased liquidity in connection with the Bank's refund anticipation loan program (RAL) with Household International, Inc. (Household) a wholly-owned subsidiary of HSBC Holdings plc (NYSE -HBC) and a decline in the average cost of funds due to its interest bearing liabilities repricing to lower current market interest rates. These increases were partially offset by a decline in the yield o f the Bank's loan portfolio as higher yielding loans were repaid and replaced by new loan production at lower current market interest rates. The net interest income of the REIT declined from the prior year as a result of the reduction in the average balance of its loan portfolio and a decline in the net interest spread due to its assets repricing to lower current market interest rates slightly faster than its liabilities.

Non-interest income was $14.6 million for the nine months ended September 30, 2003, compared to $0.2 million for the same period last year. The increase was primarily attributable to fee income earned in connection with the RAL program consisting of $9.0 million of net premiums on the sale of RAL loans and $4.6 million of processing and administrative fees. Because the RAL program relates to the filing of income tax returns, transaction activity is concentrated during the tax season. This resulted in the Company earning substantially all of its RAL program income in the first quarter of the year. The Company expects that the financial results for the remaining quarter of 2003 will not be significantly impacted by the RAL program due to the seasonal nature of the business. Household has informed the Company, pursuant to its tax refund loan agreement between Imperial and Household, that Imperial has been affirmed as Household's strategic banking partner for the 2004 tax season.

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The provision for loan losses was $7.1 million for the nine months ended September 30, 2003, compared to $6.1 million for the same period last year. The current period provision for loan losses was recorded to provide for reserves adequate to support the known and inherent risks of loss in the portfolio and for specific charge-offs experienced through the nine months ended September 30, 2003.

General and administrative expenses increased to $28.0 million for the nine months ended September 30, 2003, compared to $19.1 million for the same period last year. The increase was attributable to the acquisition of the Lewis Horwitz Organization, the development of Imperial Capital Express (the Bank's small balance commercial real estate lending platform), additions to the Bank's franchise loan origination staff and certain infrastructure and personnel costs relating to the Bank's charter conversion. The Company's efficiency ratio (defined as recurring general and administrative expenses as a percentage of net revenue) was 35.2 percent for the nine months ended September 30, 2003, compared to 36.2 percent for the same period in 2002.

Loan production was $525.4 million for the nine months ended September 30, 2003, compared to $374.6 million for the same period last year. During the current nine-month period, the Bank originated and/or purchased $439.5 million of commercial real estate loans, $52.0 million of film finance loans and $33.9 million of franchise loans. Loan production for the same period last year consisted of $331.8 million of originated and/or acquired commercial real estate loans, including $36.8 million of loans acquired from Asahi Bank of California and $6.0 million of acquired franchise loans.

Total assets decreased to $1.6 billion at September 30, 2003 from $1.7 billion at December 31, 2002. The decrease in total assets was due primarily to a $75.3 million decrease in cash and cash equivalents and a $36.7 million decrease in the REIT's portfolio of loans held in trust. The decline in cash and cash equivalents was primarily the result of reducing excess liquidity that was retained to fund anticipated loan production at December 31, 2002. The decrease in the REIT's loan portfolio reflects an increase in loan repayments experienced during the nine months ended September 30, 2003 as compared to prior periods. At September 30, 2003, nonperforming assets totaled $21.7 million or 1.33 percent of total assets as compared to $18.5 million or 1.08 percent of total assets at December 31, 2002. The allowance for loan loss coverage ratio (defined as the allowance for loan losses divided by non-accrual loans) at September 30, 2003 was 478.3 percent as compared to 555.6 percent at December 31, 2002.

The allowance for loan losses as a percentage of the Company's total loans increased to 2.3 percent at September 30, 2003, compared to 2.2 percent at December 31, 2002. During the quarter ended September 30, 2003, the Company had net loan charge-offs of $1.1 million compared to $1.0 million for the same period last year.

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At September 30, 2003, shareholders' equity totaled $179.5 million or 11.0 percent of total assets. The Company's book value per share of common stock was $31.10 as of September 30, 2003, an increase of 14.7 percent and 19.0 percent from $27.11 per share as of December 31, 2002 and $26.14 per share as of September 30, 2002, respectively.

The Bank had Tier I and Total Risk-Based capital ratios at September 30, 2003 of 15.0 percent and 16.3 percent, respectively, which represents $126.0 million and $87.8 million, respectively, of capital in excess of the amount required to be "well capitalized" for regulatory purposes.

Haligowski concluded: "Throughout the first nine months of 2003, we have focused our energy on diversifying the Company's banking operations. During the third quarter, these efforts have contributed to increased loan production and we are encouraged by our ability to grow the Bank's loan portfolio despite the accelerated refinance activity experienced during the quarter and throughout the year due to historically low interest rates. With our strategic business alliance with Household confirmed for the 2004 tax season and our bank charter conversion strategy we continue to strive to increase shareholder value. Our solid financial performance has resulted in our stock price reaching a new 52 week high of $47.41 on November 3, 2003."

Management expects earnings per diluted common share for the fourth quarter of 2003 to be within the range of analysts' projections.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, changes in economic conditions in the Company's market areas, changes in policies by regulatory agencies, the impact of competitive loan products, loan demand risks, the quality or composition of the loan or investment portfolios, fluctuations in interest rates, and changes in the relative differences between short and long term interest rates, levels of nonperforming assets, and operating results, the economic impact of terrorist actions and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company's actual results for 2003 and beyond to differ materially from those expressed in any forward looking statements by, or on behalf of, the Company.

ITLA Capital Corporation is the largest financial services company headquartered in San Diego, California, and conducts its operations through Imperial Capital Bank, Imperial Capital Real Estate Investment Trust and the Lewis Horwitz Organization. Imperial Capital Bank has six branches located in California (San Francisco, Encino, Beverly Hills, Glendale, Costa Mesa and Del Mar) and one branch in Nevada (Carson City).

For additional information, contact Timothy M. Doyle, Senior Managing Director and Chief Financial Officer at (858) 551-0511.

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,
	2003	December 31,
	(Unaudited)	2002
	(in thousands except share amounts)

Assets
Cash and cash equivalents	$85,592	$160,848
Investment securities available for sale, at fair value	46,015	54,677
Stock in Federal Home Loan Bank	15,887	16,934
Loans, net (net of allowance for loan losses of $31,244 and
$31,081 as of September 30, 2003 and December 31, 2002, respectively)	1,332,098	1,316,298
Real estate loans held in trust (net of allowance for loan losses of
$1,928 as of September 30, 2003 and December 31, 2002, respectively)	85,195	121,936
Interest receivable	8,331	9,158
Other real estate owned, net	14,767	12,593
Premises and equipment, net	5,381	4,197
Deferred income taxes	13,923	13,822
Goodwill	3,118	3,118
Other assets	16,667	8,384
Total assets	$1,626,974	$1,721,965
Liabilities and Shareholders' Equity

Liabilities:
Deposit accounts	$ 987,418	$1,065,911
Federal Home Loan Bank advances	317,735	338,685
Collateralized mortgage obligations	32,550	69,077
Accounts payable and other liabilities	27,987	10,006
Total liabilities	1,365,690	1,483,679

Commitments and contingencies
Guaranteed preferred beneficial interest in Company's junior
subordinated deferrable interest debentures	81,797	81,595

Shareholders' equity:
Preferred stock, 5,000,000 shares authorized, none issued	-	-
Contributed capital - common stock, $.01 par value; 20,000,000 shares authorized, 8,261,408 and 8,226,414 issued as of September 30, 2003
and December 31, 2002, respectively	59,748	58,841
Retained earnings	159,691	135,773
Accumulated other comprehensive income	126	435
	219,565	195,049
Less treasury stock, at cost - 2,489,826 and 2,447,656 shares
as of September 30, 2003 and December 31, 2002, respectively	(40,078)	(38,358)
Total shareholders' equity	179,487	156,691
Total liabilities and shareholders' equity	$1,626,974	$1,721,965

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ITLA CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	(in thousands except per share amounts)
	2003	2002	2003	2002

Interest income:
Loans, including fees	$24,802	$24,020	$78,877	$70,598
Real estate loans held in trust	1,407	2,458	5,036	7,960
Cash and investment securities	866	902	4,597	2,427
Total interest income	27,075	27,380	88,510	80,985

Interest expense:
Deposit accounts	5,544	6,815	18,681	22,203
Federal Home Loan Bank advances	1,367	1,422	3,855	4,310
Collateralized mortgage obligations	204	563	885	1,852
Total interest expense	7,115	8,800	23,421	28,365

Net interest income before provision for loan losses	19,960	18,580	65,089	52,620
Provision for loan losses	750	2,700	7,100	6,125
Net interest income after provision for loan losses	19,210	15,880	57,989	46,495

Non-interest income:
Premium on sale of loans, net	-	-	8,983	-
Late and collection fees	61	38	192	157
Other	716	(92)	5,379	16
Total non-interest income	777	(54)	14,554	173

Non-interest expense:
Compensation and benefits	4,610	3,303	14,735	9,781
Occupancy and equipment	1,236	777	3,502	2,232
FDIC assessment	42	36	122	120
Other	3,070	2,343	9,633	6,956
Total general and administrative	8,958	6,459	27,992	19,089

Real estate owned expense, net	220	71	373	325
Provision for losses on other real estate owned	-	-	370	796
(Gain) loss on sale of other real estate owned, net	389	-	60	(75)
Total real estate owned expense, net	609	71	803	1,046

Total non-interest expense	9,567	6,530	28,795	20,135

Income before provision for income taxes and
minority interest in income of subsidiary	10,420	9,296	43,748	26,533
Minority interest in income of subsidiary	1,540	815	4,506	2,411

Income before provision for income taxes	8,880	8,481	39,242	24,122
Provision for income taxes	3,473	3,326	15,324	9,443

NET INCOME	$5,407	$5,155	$23,918	$14,679

BASIC EARNINGS PER SHARE	$0.90	$0.86	$3.97	$2.45

DILUTED EARNINGS PER SHARE	$0.83	$0.80	$3.69	$2.29

END